UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 2, 2018

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
As previously disclosed, on January 16, 2018 (the “Closing Date”), comScore, Inc. (the “Company”) entered into various agreements with funds affiliated with or managed by Starboard Value LP (collectively, the “Buyers”), providing for, among other things, the issuance and sale to the Buyers of $150,000,000 in aggregate principal amount of senior secured convertible notes (the “Notes”) of the Company, which Notes are convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The conversion price for the Notes (the “Conversion Price”) was to be equal to a 30% premium to the arithmetic average of the volume-weighted average trading prices of the Common Stock on each trading day during the ten consecutive trading days commencing on the Closing Date, subject to a Conversion Price floor of $28.00 per share. In accordance with the foregoing, the Conversion Price has been set at $31.29.

Based upon the determination of the Conversion Price, interest on the Notes will accrue at 6.0% per year through January 30, 2019. On each of January 30, 2019, January 30, 2020 and February 1, 2021 (each, an “Interest Reset Date”), the interest rate on the Notes will reset, and interest will thereafter accrue at a minimum of 4.0% per year and a maximum of 12.0% per year, based upon the then-applicable conversion premium (the “Conversion Premium”). The Conversion Premium is obtained by dividing (x) the Conversion Price by (y) the arithmetic average of the volume-weighted average trading prices of the Common Stock on each trading day during the ten consecutive trading days immediately preceding the applicable Interest Reset Date. The interest rate shall then be determined in accordance with the table immediately below.

If the Conversion Premium (as of the applicable Interest Reset Date) is:	Then the Interest Rate from the applicable Interest Reset Date until the next subsequent Interest Reset Date shall be:
1.0 or less	4.0%
1.05	4.3%
1.10	4.7%
1.15	5.0%
1.20	5.3%
1.25	5.7%
1.30	6.0%
1.35	8.0%
1.40	10.0%
1.45 or higher	12.0%

If the Conversion Premium is between two Conversion Premium amounts in the table above, the interest rate will be determined by straight-line interpolation between the interest rates set forth for the higher and lower Conversion Premium amounts.

In connection with the determination of the initial interest rate on the Notes as provided above, the Company and the Buyers also determined the premium (the “Make-Whole Change of Control Premium”) payable to holders of the Notes per $1,000 principal amount of Notes redeemed in the event of a Make-Whole Change of Control (as defined in the Notes). The Make-Whole Change of Control Premium is determined by multiplying the applicable Make-Whole Stock Price (as defined below) by the amount set forth in the table below, with such amount corresponding to the date of the Make-Whole Change of Control occurring after the date in the first column but prior to the date, if any, on the immediately following row of the first column.

Date	Make-Whole Stock Price
	$20.00	$23.62	$25.00	$28.50	$30.00	$31.29	$35.00	$37.05	$40.00	$45.00	$50.00	$55.00
January 5, 2018	5.32	6.19	6.20	7.44	7.67	8.65	6.79	6.00	5.08	3.95	2.89	2.10
January 7, 2019	4.21	5.10	5.21	6.49	7.15	7.71	5.87	5.10	4.23	3.17	2.26	1.62
January 7, 2020	3.21	3.96	4.13	5.34	5.96	6.50	4.64	3.89	3.06	2.11	1.40	0.94
January 7, 2021	2.37	2.82	3.01	4.06	4.60	5.07	3.09	2.28	1.36	0.00	0.00	0.00
January 5, 2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The Make-Whole Stock Price means, for any Make-Whole Change of Control: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Change of Control, the amount of cash paid per share of Common Stock in such Make-Whole Change of Control; and (B) in all other cases, the arithmetic average of the closing sale prices for the five consecutive trading days ending on, and including, the trading day immediately before the effective date of such Make-Whole Change of Control. The exact Make-Whole Stock Price or Change of Control Redemption Date may not be set forth in the table above. In such case, if the Make-Whole Stock Price is between two such amounts in the table or the Change of Control Redemption Date is between two Change of Control Redemption Dates in the table, the applicable value will be determined by straight-line interpolation between the applicable value set forth for the higher and lower Make-Whole Stock Prices and the earlier and later Change of Control Redemption Dates, as applicable, based on a 365-day year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: February 2, 2018

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